Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)

Gold Flora Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01	Rule 457(c) and Rule 457(h)	43,142,611(2)	$0.2263(3)	$9,763,172.87	0.0001476	$1,441.05
Equity	Common Stock, par value $0.01	Rule 457(c) and Rule 457(h)	157,578(4)	$0.2263 (5)	$35,659.90	0.0001476	$5.26
Equity	Common Stock, par value $0.01	Rule 457(c) and Rule 457(h)	89,303(6)	$0.2263 (7)	$20,209.27	0.0001476	$2.98
Equity	Common Stock, par value $0.01	Rule 457(c) and Rule 457(h)	9,100(8)	$0.2263(9)	$2,059.33	0.0001476	$0.30
Total Number of Shares Registered			43,398,592		$9,821,101.37
Total Offering Amounts							$1,449.59
Total Fee Offsets					--		--
Net Fee Due					--		$1,449.59

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of common stock stated above, an additional indeterminate number of securities that may be offered or issued pursuant to the Gold Flora Corporation 2023 Equity Incentive Plan (the “Plan”) as a result of adjustments for stock dividends, stock splits and similar changes.

(2) Represents 43,142,611 shares of common stock that may be issued pursuant to future grants under the Plan.

(3) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the Proposed Maximum Aggregate Offering Price with respect to the shares of common stock issuable under the Plan is calculated based the average of the high and low prices of the Registrant’s common stock as reported on the Cboe Canada Exchange (the “Cboe”) on May 14, 2024. The exchange rate of the Canadian Dollar to the U.S. Dollar on May 14, 2024 was 0.73.

(4) Represents 157,578 shares of common stock underlying outstanding restricted share units granted under the TPCO Holding Corp. Equity Incentive Plan (the “TPCO Plan”). No further awards will be made under the TPCO Plan.

(5) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the Proposed Maximum Aggregate Offering Price with respect to the shares of common stock underlying outstanding restricted stock units previously issued under the TPCO Plan is calculated based the average of the high and low prices of the Registrant’s common stock as reported on the Cboe on May 14, 2024. The exchange rate of the Canadian Dollar to the U.S. Dollar on May 14, 2024 was 0.73.

(6) Represents 89,303 shares of common stock underlying outstanding options granted under the CMG Partners, Inc. 2019 Stock Option and Grant Plan (the “CMG Plan”). No further awards will be made under the CMG Plan.

(7) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the Proposed Maximum Aggregate Offering Price with respect to the shares of common stock underlying outstanding options previously issued under the CMG Plan is calculated based the average of the high and low prices of the Registrant’s common stock as reported on the Cboe on May 14, 2024. The exchange rate of the Canadian Dollar to the U.S. Dollar on May 14, 2024 was 0.73.

(8) Represents 9,100 shares of common stock underlying outstanding options under the Left Coast Ventures, Inc. Amended and Restated 2018 Equity Incentive Plan (the “LCV Plan”). No further awards will be made under the LCV Plan.

(9) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the Proposed Maximum Aggregate Offering Price with respect to the shares of common stock underlying outstanding options previously issued under the LCV Plan is calculated based the average of the high and low prices of the Registrant’s common stock as reported on the Cboe on May 14, 2024. The exchange rate of the Canadian Dollar to the U.S. Dollar on May 14, 2024 was 0.73.